As filed with the Securities and Exchange Commission on November 13, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

microHelix, Inc.

(Exact name of registrant as specified in its charter)

Oregon	3841	911758621
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

16125 SW 72nd Avenue; Portland, Oregon 97224

(503) 968-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tyram H. Pettit

President and Chief Executive Officer
microHelix, Inc.
16125 SW 72nd Avenue; Portland, Oregon 97224
(503) 968-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kurt W. Ruttum
Tonkon Torp LLP
888 SW Fifth Avenue
Portland, Oregon 97204-2099
Tel: (503) 221-1440
Fax: (503) 274-8779

      Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Share(1)	Price(1)	Fee

Common Stock	2,780,498(2)(3)	$1.00	$2,780,498	$225

(1)	Estimated solely for the purpose of calculating the registration fee payable pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended. Registrant anticipates that its shareholders will approve a warrant repricing program on December 5, 2003. Pursuant to the warrant repricing program, until February 4, 2004 the offering price per share will be the average of the closing prices of the common stock on the 15 trading days with the highest closing price during the 20 trading days ending December 4, 2003 on the Nasdaq SmallCap Market (the “Temporary Exercise Price”) and, thereafter, $7.20 per share. The number of shares, the per share offering price, the Temporary Exercise Price and the existing exercise price do not reflect the effect of a 1-for-3 reverse stock split. (See note 3.)

(2)	Represents shares issuable upon the exercise of Class B warrants at the Temporary Exercise Price per share until February 4, 2004. Registrant intends to file a post-effective amendment to this registration statement on or around February 5, 2004 deregistering any shares issuable upon exercise of then-remaining Class B warrants. This Registration Statement also covers such indeterminate number of additional shares as may become issuable pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, as a result of anti-dilution adjustments.

(3)	Registrant anticipates that its shareholders will approve a 1-for-3 reverse stock split on December 5, 2003. The effect of such reverse stock split would be to reduce the number of shares of Common Stock registered hereunder to 926,833. Registrant intends to file a post-effective amendment to this registration statement on or around February 5, 2004 deregistering any shares issuable upon exercise of then-remaining Class B warrants. Such reverse stock split would not affect the maximum aggregate offering price of the Common Stock registered hereunder.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting in accordance with Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[PRELIMINARY PROSPECTUS]

[SUBJECT TO COMPLETION,                     , 2003]

[PROSPECTUS]

926,832 Shares of Common Stock

        This prospectus covers the sale of up to 926,832 shares of our common stock to be issued on the exercise of Class B warrants issued in our initial public offering as a component of the units sold by us in the offering. Our initial public offering was completed on November 21, 2001. Holders of our Class B warrants may purchase one share of common stock for each warrant exercised. Until February 4, 2004 the offering price per share will be $                    , which is the average of the closing prices of the common stock on the 15 trading days with the highest closing price during the 20 trading days ending December 4, 2003 on the Nasdaq SmallCap Market and, thereafter, $21.60 per share.

      On December 5, 2003 we effected a 1-for-3 reverse stock split of our common stock. Unless the context indicates otherwise, all information in this prospectus reflects the reverse stock split.

      If all of our Class B warrants are exercised on or before February 4, 2004, we will receive proceeds of approximately $                    before deducting expenses estimated at $40,000 and commissions of up to $0.15 per warrant exercised payable to certain NASD members soliciting exercises of warrants. If all of our Class B warrants are exercised after February 4, 2004, we will receive proceeds of approximately $20,004,586 before deducting expenses estimated at $40,000. If no Class B warrants are exercised, we will not receive any proceeds.

      Our common stock is quoted on the Nasdaq SmallCap Market and the Boston Stock Exchange under the symbols “MHLXC” and “HLX,” respectively. As of October 14, 2003, there were 48 holders of record of our common stock and approximately 750 beneficial owners of our common stock. As of November 7, 2003, the closing price of our common stock was $0.49 as reported by the Nasdaq SmallCap Market. As adjusted for the reverse stock split, the last sale price for our common stock on November 7, 2003 would have been $1.47 per share. Our Class B warrants are quoted on the Nasdaq SmallCap Market and the Boston Stock Exchange under the symbols “MHLZC” and “HLX&Z,” respectively.

      As of October 14, 2003, there were approximately                               holders of record of our Class B warrants and approximately                               beneficial owners of our Class B warrants. As of November 7, 2003, the closing price of our Class B warrants was $0.10 as reported by the Nasdaq SmallCap Market. As adjusted for the reverse stock split, the last sale price of our Class B warrants on November 7, 2003 would have been $0.30.

       Our securities involve a high degree of risk. See “Risk Factors” beginning on page 1.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2003

RISK FACTORS

      Before you invest in our securities, you should be aware that there are various risks, including those described below, that may affect our business, financial condition and results of operations. We caution you, however, that this list of risk factors may not be exhaustive, particularly as it may be supplemented by future filings with the Securities and Exchange Commission (the “SEC”).

Our common stock may be delisted from the Nasdaq SmallCap Market, which may have a material adverse effect on your ability to resell shares of common stock or obtain accurate price quotations.

      We received notice from Nasdaq on September 8, 2003 indicating that we had failed to comply with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq’s Marketplace Rule 4310(c)(4), and that our securities would, therefore, be delisted from the Nasdaq SmallCap Market. After a hearing on October 16, 2003 before a Nasdaq Qualifications Hearing Panel, Nasdaq agreed to defer its delisting decision until December 18, 2003, with respect to this issue to give us sufficient time to effect a 1-for-3 reverse stock split of our common stock for the purpose of increasing the market price of our common stock above $1.00. On December 5, 2003, we effected the reverse stock split.

      We are also not in compliance with Nasdaq’s $2.5 million minimum stockholders’ equity requirement for continued listing on the Nasdaq SmallCap Market set forth in Nasdaq’s Marketplace Rule 4310(c)(2)(B). At September 30, 2003, our stockholders’ equity was $2.2 million. Nasdaq has given us until January 30, 2004 to demonstrate compliance with the minimum stockholders’ equity requirement. Effective December 6, 2003, we commenced a warrant repricing program which reduced the exercise price of our Class B warrants to $           per share until February 4, 2004. The primary purpose of the warrant repricing program is to encourage holders of outstanding Class B warrants to exercise their warrants, thereby enabling us to, among other things, raise short-term equity capital at relatively low cost. We have also entered into agreements with certain of our directors pursuant to which such directors purchased $200,000 of common stock at a price equal to the temporary exercise price for the Class B warrants under the warrant repricing program. The consideration for such purchases was a combination of cash and conversion of outstanding debt owed by us. We may also seek to sell up to an additional $300,000 of common stock to our directors on similar terms, or seek to raise equity from one or more third parties. We believe we need to issue approximately $850,000 in additional equity by January 30, 2004 in order to meet the stockholders’ equity requirement and demonstrate an ability to remain above that level for some period.

      There is no assurance that the reverse stock split, the warrant repricing program and the other measures described above will have the intended effect or that we will be able to achieve or maintain compliance with the minimum bid price requirement and the $2.5 million stockholders’ equity requirement. If we are unable to achieve and maintain compliance with these requirements, it is virtually certain that our common stock will be delisted from the Nasdaq SmallCap Market.

      The delisting of our common stock from the Nasdaq SmallCap Market or further declines in the market price of our common stock could greatly impair our ability to raise capital through equity or debt financings. In addition, firms that currently make a market for our common stock could discontinue that role if our securities are no longer listed on the Nasdaq SmallCap Market.

      If delisted from the Nasdaq SmallCap Market, our securities may be eligible to trade on the OTC Bulletin Board or in the “pink sheets.” These alternatives are generally considered to be less efficient and not as broad a market as the Nasdaq SmallCap Market. Many analysts will not provide research on companies whose stock trades below certain price levels or that trades on the OTC Bulletin Board or the “pink sheets.” No analyst currently provides research on us.

      If our common stock is delisted from the Nasdaq SmallCap Market, trading in our securities may become subject to the requirements of certain rules under the Securities Exchange Act of 1934 which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, a non-Nasdaq or exchange-listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in our securities could inhibit brokers from trading in our securities and further limit the market liquidity of the common stock and the ability of investors to trade common stock.

We have incurred significant losses and anticipate future losses, and may never achieve profitability.

      We have incurred substantial losses since our inception, and we anticipate continuing to incur substantial losses for the foreseeable future. We incurred net losses of $1,671,937 in the nine months ended September 30, 2003, $7,599,708 in the year ended December 31, 2002, $3,047,482 in the year ended December 31, 2001, $2,067,589 in the year ended December 31, 2000, and $2,061,126 in the year ended December 31, 1999. As of September 30, 2003, we had an accumulated deficit of $18,309,016. We had stockholders’ equity of $2,247,356 and $3,948,088 at September 30, 2003 and December 31, 2002, respectively. We have expended and will continue to expend substantial resources to develop, improve and market our products. These development and marketing expenses must be incurred well in advance of the recognition of revenue. As a result, we may not be able to achieve or sustain profitability. You should not invest in our securities unless you can afford to lose your investment.

Our sales are concentrated with a few large customers that may make fluctuations in sales and earnings more unpredictable and severe.

      Our quarterly results have in the past and may in the future vary significantly due to the lack of dependable long term demand forecasts from some of our larger original equipment manufacturer (“OEM”) customers. In addition to this risk, many of our OEM customers have the right to change their demand schedule, either up or down, within a relatively short time horizon. These changes may result in us incurring additional working capital costs and causing increased manufacturing expenses due to these short-term fluctuations. In particular, our quarterly operating results have in the past fluctuated as a result of some of the larger OEM customers changing their orders within a fiscal quarter. Our expense levels, to a large extent, are based on shipment expectations in the quarter. If sales levels fall below these expectations operating results are likely to be adversely affected. Although we are making considerable effort to lessen our dependency on a few large customers, we can provide no assurance that we will be able to materially alter this dependency in the immediate future, if at all. In 2002, sales to our four largest customers, Volcano Therapeutics (Jomed N.V.), GE Parallel Design, World Heart and Philips Medical Systems, accounted for 28%, 12%, 11% and 10%, respectively, of our sales. Three customers, Philips Medical Systems, Volcano Therapeutics (Jomed N.V.) and World Heart, accounted for 30%, 19% and 12%, respectively, of our 2001 sales. The loss of a significant customer will have a material adverse material impact on our sales and financial results.

Our auditors have qualified their report on our most recent audited financial statements with respect to our ability to continue as a going concern.

      Deloitte & Touche LLP, our independent auditors, have included a “going concern” modification in their audit opinion on our consolidated financial statements for the fiscal year ended December 31, 2002, which states that “the Company’s recurring losses from operations, recurring negative cash flows from operations, and accumulated deficit raise substantial doubt about its ability to continue as a going concern.” The inclusion of the going concern modification may materially and adversely affect our ability to secure new capital on reasonable terms, if at all.

      Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to our financial statements as a result of the going concern opinion. If we cannot continue as a going concern, we may have to liquidate our assets and we may receive significantly less than the values at which they are carried on our financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts that holders of our common stock could receive in liquidation.

The ownership interests of holders of common stock may be substantially diluted, and the market price of the common stock decreased, as a result of the issuance of shares of common stock upon the exercise of Class B warrants under a temporary warrant repricing program, and as a result of issuances to our directors and officers.

      Effective December 6, 2003, we implemented a warrant repricing program that reduced the exercise price of the Class B warrants to $                    until February 4, 2004. Because this price may be at a discount to the market price of the common stock at the time the warrant is exercised, the exercise of Class B warrants for shares of common stock could result in a substantial number of additional shares being issued at below-market prices and a significant number of the shares being sold into the market, which would result in the ownership interests of holders of the common stock being diluted, and a decrease in the price of the common stock.

      We also issued                      shares of common stock to three of our directors on December 5, 2003 for total consideration of $200,000, or $0.      per share. We may issue an additional $300,000 of our common stock to directors and officers, at the same price per share, prior to January 30, 2004. Such issuances may cause dilution to common shareholders if such issuances occur at a discount to the market price of our common stock.

Since our initial public offering, the market price of our common stock has been volatile and has declined significantly; these trends may continue.

      Our common stock presently trades on the Nasdaq SmallCap Market and the Boston Stock Exchange. The closing price of our common stock on November 7, 2003 was $0.49 (before giving effect to the 1-for-3 reverse stock split), a significant decline from the initial public offering price of $6.00 (before giving effect to the 1-for-3 reverse stock split). Our common stock prices are likely to continue to be significantly affected by short- and long-term changes in our financial condition or results of operations as reflected in our quarterly earnings reports, but may also be adversely affected by factors unrelated to performance, such as macroeconomic developments in the United States and globally as well as market perceptions of the attractiveness of particular industries.

      Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Our business plan is based on assumptions that could prove to be incorrect, which could mean that we may be unable to expand as planned and could cause us to invest in areas that do not result in new sales.

      A key element of our business plan involves the expansion of our product line to serve what we expect to be growing new markets in the ultrasound device market, and the minimally invasive and implantable device sectors of the medical equipment market. The success of our plan depends on numerous assumptions that we cannot be sure are justified. If any of our key assumptions are incorrect, we could be unable to expand our business as we currently anticipate and we may make substantial investments in product development and/or marketing efforts that do not result in new product sales. Our assumptions include the following:

•	demand for sophisticated interconnect systems in the fully implantable and minimally invasive sectors will increase rapidly;

•	our technology will efficiently address market needs as they develop;

•	OEMs with whom we have or may develop relationships will be successful in developing their technologies and addressing their markets; and

•	other companies will not develop competing technologies that offer substantial technological or economic advantages over ours.

The development of new devices by our customers is often subject to review by the U.S. Food and Drug Administration and other regulatory agencies, which means that new interconnect systems that we develop for our OEM customers may not be sold in commercial quantities for a long time, if ever.

      Our sales process involves designing our interconnect systems into new OEM devices. The sale of these systems in commercial quantities is generally preceded by a pre-production design phase in which we produce various prototype systems based on input from a collaboration with the customer’s engineering and product design staff. The OEM’s medical devices are subject to regulation and licensing, usually by the U.S. Food and Drug Administration, or FDA, and sometimes by comparable foreign regulatory bodies, which increases the cost and time required for the development, marketing and sale of these devices. We expect that the sales cycle for most of our systems will be relatively slow, generally taking between six and 18 months. We are sometimes paid a fee under a development agreement during the design phase but do not expect such fees to contribute to our profitability. Any failure of these devices to be approved or to be successfully brought to market in a timely manner will have a direct and adverse impact on our sales and financial results.

If our customers’ products are not commercially successful, this will directly and adversely impact sales of our interconnect systems.

      We work closely with our customers to design interconnect systems that each work solely for a particular device. While we seek to be a supplier to as many customers as possible in a given market, there are often reasons why we will be unable to provide systems to more than a single customer in any given market segment. Demand for our interconnect systems is substantially dependent on the success of the devices of which they are a part. Our customers’ markets are highly competitive and rapidly changing. If our customers do not succeed in introducing their devices into their chosen markets, the failure to do so will have a direct and adverse impact on our sales and financial results.

We may not be able to develop and introduce new systems to respond to evolving industry requirements in a timely manner, which could adversely affect our ability to compete in our target markets.

      Technology, both in our markets and in our customers’ markets, is undergoing rapid change. To remain competitive in our existing markets and to emerge as a leader in new markets, we will have to maintain a leadership position in the technologies supporting those markets. Doing so will require, among other things, the following:

•	we must accurately predict the evolving needs of our customers and develop, in a timely manner, the technology required to support those needs;

•	we must provide systems that are not only technologically sophisticated but are also available at a price within customer tolerances and competitive with comparable systems;

•	we must establish and effectively defend our ownership of the intellectual property supporting our interconnect systems; and

•	we must enter into relationships with other companies that have developed complementary technology.

      We cannot assure you that we will be able to achieve any of these objectives. Our inability to achieve these objectives will have a direct and adverse impact on our sales and financial results.

In our intensely competitive markets many of our potential competitors have resources that we lack, which could impair our relationships with actual or potential customers.

      Our markets are intensely competitive. Competition is based on technology, established relationships, quality of support and price. Several of our competitors have a longer history of operations and more established relationships with actual and potential customers than we have. We expect that the minimally invasive and implantable device markets are likely to attract intense competition from well-qualified and well-funded sources. In addition, some of our OEM customers may choose to manufacture their own interconnect systems or to purchase them from companies with which they have or intend to develop strategic relationships.

Many of our competitors and potential competitors have technological and financial resources and established business relationships that may afford them a competitive advantage.

Our current manufacturing operations in Mexico may subject us to a number of risks which could disrupt the supply of our systems and adversely impact sales, earnings and customer relationships.

      We currently manufacture interconnect systems for ultrasound devices in Mexico and, to keep our costs competitively low, we expect to conduct a substantial part of the manufacturing at this facility. While we expect that most of the arrangements that we may make with regard to international manufacturing will be denominated in U.S. dollars, the conduct of such operations will subject us to foreign currency risks in the event of large changes in exchange rates. Foreign manufacturing will subject us to a number of additional risks, including:

•	changes in trade policy and regulatory requirements;

•	uncertain economic conditions in the countries in which the manufacturing occurs;

•	duties, tariffs and other trade barriers and restrictions;

•	foreign collection problems; and

•	political and transportation risks.

      Any of the above factors could disrupt the supply of systems and adversely impact sales, financial results and customer relationships.

RECENT DEVELOPMENTS

      On December 5, 2003, we held a special meeting of shareholders at which our shareholders approved, among other things, an amendment to our Amended and Restated Articles of Incorporation to effect a 1-for-3 reverse stock split and to authorize the issuance of shares of our common stock under a warrant repricing program. We effected the reverse stock split on December 5, 2003, and unless the context indicates otherwise, all information in this prospectus reflects the reverse stock split. Effective December 6, 2003, we commenced the warrant repricing program, which reduced the exercise price of our Class B warrants to $           per share until February 4, 2004.

      As described in greater detail under “Risk Factors” above, the goal of the reverse stock split and the warrant repricing program is to enable us to meet the $1.00 minimum bid price and $2.5 million minimum stockholders’ equity requirements for continued listing of our securities on the Nasdaq SmallCap Market. There is no assurance that the reverse stock split and the warrant repricing program will have these effects or that we will otherwise be able to maintain the listing of our securities on the Nasdaq SmallCap Market.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements made in this prospectus and in some of the documents that we incorporate by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements reflect our management’s current views and estimates of future economic and market circumstances, industry conditions, our performance, and financial results. You can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “intends”, “potential”, “continue”, or the negatives of such terms or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing matters.

      Forward-looking statements are not guarantees of future performance. They are subject to risks and uncertainties that could cause our actual future results to differ materially from our expectations as expressed in the forward-looking statements. Factors that could adversely affect future events, transactions or results include, but are not limited to, unfavorable economic conditions, disruptions or other effects related to terrorism and acts of war, the existence of demand for, and acceptance of, our products and services, regulatory approvals and developments, economic conditions, the impact of competition and pricing, new product offerings by our competitors, successful completion of special engineering projects, successful completion of long-term production contracts, and other risks and factors, including but not limited to, the risks detailed in “Risk Factors” above.

      Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation and do not intend to update or revise any of them in light of new information or future events.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and the information that we file later will automatically update and may supersede this information. For further information about us and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

•	Our Form 10-KSB for the fiscal year ended December 31, 2002, as amended;

•	Our quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, June 30 and September 30, 2003;

•	The description of our common stock included in our registration statement on Form SB-2 (Registration No. 333-65872), declared effective on November 16, 2001;

•	Our definitive proxy statement dated May 5, 2003 for our annual meeting of shareholders held on June 5, 2003 and our definitive proxy statement dated November 11, 2003 for a special meeting of stockholders held on December 5, 2003;

•	Our Form 8-Ks dated May 7, 2003, May 14, 2003, August 1, 2003, September 11, 2003, October 8, 2003, October 27, 2003 and November 4, 2003; and

•	All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after November 13, 2003 and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

      You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number:

microHelix, Inc.,

16125 SW 72nd Avenue
Portland, Oregon 97224
(503) 968-1600
Attn: Investor Relations

      We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

      We have not authorized any person to give any information or to make any representations in connection with the sale of the securities by us other than those contained in this prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this prospectus. You should not assume that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which such offer or solicitation is unlawful.

INFORMATION ABOUT MICROHELIX

      microHelix, Inc. is a leading designer, manufacturer and marketer of customized electronic micro-interconnect systems for the medical (ultrasound, minimally invasive and fully-implantable), commercial and military markets. We manufacture and market coated wire including ultra-thin wall pinhole free wire and custom cable for a number of applications. We also design and manufacture specialty connectors and flex circuits and offer a range of laser micro machining services. microHelix has successfully served these markets for over ten years. As a small company, we pride ourselves on being cost-competitive and responsive, combined with a high level of technical expertise.

      We commenced business as a research and development company in 1991. In the following years, we established a foundation of proprietary processes and intellectual property that we developed or acquired in the areas of fine wire handling, materials management, micro-interconnect technology and micro-manufacturing. Building on this foundation, we moved from research and development to commercial sales of our systems to medical device OEMs. We provide interconnect systems to medical device OEMs in three principal markets:

•	the non-invasive diagnostic ultrasound device market;

•	the minimally invasive device market; and

•	the fully implantable device market

We also provide interconnect systems to OEMs serving military, test and measurement and surveillance equipment customers.

      We design and build interconnect systems using wire sizes ranging from 58 AWG to 20 AWG and use both custom and off-the-shelf connectors. We develop and manufacture cables with anywhere from 1 to 1,000 conductors and offer a range of shielding and strengthening alternatives. Although most of our cables are insulated with fluoropolymers, we have extensive experience with other materials including biocompatible polymers. We also have special expertise in designing cable assemblies that withstand corrosion from both body fluids and other corrosive materials.

      In-house capabilities include design and development using computer aided CAD systems, a state-of-the-art cable plant, a proprietary micro-extruder, prototype lab, machine shop and complete assembly operations located in Portland, Oregon and Nogales, Mexico. We also operate an advanced laser micro-machining division that includes engineering, development and manufacturing capabilities. Our equipment includes two quadruple YAG laser systems — 266nm UV and one Nd:YAG laser system — 1064nm IR.

      Our objective is to be the leading supplier of customized interconnect systems to OEM customers in these target markets. To meet this objective, we provide our customers with:

•	Design assistance in the product development, engineering and prototype development phase for the customer’s devices;

•	Expertise in working with a variety of materials and processes including wire coating, cable construction, injection molding of parts and components, laser micro-machining and metal plating; and

•	High-quality, cost-effective manufacturing and assembly with a particular focus on all aspects of fine wire handling and termination.

      Each of our existing and target markets is dominated by several large OEMs. Smaller niche companies generally serve the remainder of each market. We seek to identify key customers, both large and small, in the early stages of their product development cycles and provide a customized, application-specific product for their electronic interconnect applications. We offer the larger companies which manufacture established products and components a cost-efficient, reliable source for higher volume interconnect systems.

USE OF PROCEEDS

      We do not know whether or when any of our outstanding Class B warrants may be exercised. Under the terms of a warrant repricing program effective December 6, 2003, Class B warrants are exercisable at $          per share at any time on or before February 4, 2004, and at $21.60 per share thereafter. If all of our Class B warrants are exercised on or before February 4, 2004, we will receive proceeds of approximately $                    before deducting expenses estimated at $40,000 and commissions of up to $0.15 per warrant exercised payable to certain NASD members soliciting exercises of warrants. If all of our Class B warrants are exercised after February 4, 2004, we will receive proceeds of approximately $20,004,586 before deducting expenses estimated at $40,000. If none of the outstanding Class B warrants are exercised, we will receive no proceeds. The Class B warrants expire on November 15, 2006.

      If we receive any proceeds from the exercise of warrants, we will use the proceeds as business conditions require in the following possible applications:

•	research and development related to new products and enhancement of existing products;

•	marketing, market development and sales activities;

•	acquisitions or investments in complementary businesses and technologies, although we have no present agreements or commitments with respect to any such transactions;

•	capital expenditures;

•	repayment of indebtedness; and

•	working capital and general corporate purposes.

      The amounts we actually spend for any of these purposes will vary significantly depending upon the timing and amount of proceeds received, if any, and the cash that we generate from operations. We cannot specify with certainty at this time the application of the net proceeds. Accordingly, our management will have broad discretion in applying any net proceeds received from the exercise of Class B warrants.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends in the foreseeable future. Currently, we intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and other factors our Board of Directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

      In this section, we describe the material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the detailed provisions of our amended and restated articles and bylaws, and to applicable Oregon laws.

Our Authorized Capital Stock

      Our authorized capital stock consists of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of October 14, 2003, there were 4,619,886 shares of our common stock outstanding held by 48 holders of record and approximately 750 beneficial holders. Our common stock is quoted on the Nasdaq SmallCap Market and the Boston Stock Exchange under the symbols “MHLXC” and “HLX,” respectively. There are no shares of preferred stock outstanding.

Common Stock

      Holders of common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. Shareholders do not have rights to cumulate their votes in the election of directors. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as our Board of Directors may declare from time to time. In the event we liquidate, dissolve or wind up, and subject to the rights of the holders of outstanding shares of preferred stock, the holders of shares of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our shareholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Class B Warrants

      Each Class B warrant entitles the holder to purchase one share of common stock. The Class B warrants were initially exercisable at a price of $21.60. On December 6, 2003, we commenced a temporary warrant repricing program. Under the terms of the warrant repricing program, participating holders are entitled to exercise their Class B warrants at an exercise price per share of $                    , which is equal to the average ending sale price of shares of Common Stock on the Nasdaq SmallCap Market on the 15 trading days with the highest closing price during the 20 trading days ending December 4, 2003 (after giving effect to the 1-for-3 reverse stock split effective December 5, 2003). Holders of Class B warrants are not required to participate in the warrant repricing program. Class B warrants not exercised pursuant to the warrant repricing program will revert to their pre-existing terms after February 4, 2004. As a result, the Class B warrants are exercisable at $          per share at any time between December 6, 2003 and on or before February 4, 2004, and at $21.60 per share thereafter. The Class B warrants expire November 15, 2006.

      The Class B warrants are redeemable by us, at a price of $0.75 per warrant, (after giving effect to the 1-for-3 reverse stock split) upon 30 days’ prior written notice, at any time after we have reported income per share of $3.00 (after giving effect to the 1-for-3 reverse stock split) or more for any period consisting of four consecutive quarters. If we give notice of our intention to redeem, a holder will have the choice either to exercise his or her Class B warrants before the date specified in the redemption notice or to accept the redemption price.

      The Class B warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. The holder of a Class B warrant does not possess any rights as a shareholder until he or she exercises the warrant.

      For a holder to exercise the Class B warrants, there must be a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws or applicable exemptions from state qualification requirements with respect to the issuance of common stock or other securities underlying the warrants. We agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities to be filed under the Securities Act of 1933 and to become and remain effective in anticipation of and before the exercise of the warrants and to take such other actions under the laws of various states as may be required to cause the sale of common stock or other securities upon exercise of warrants to be lawful. We have the right, but not the obligation, so long as shares of common stock are listed on a securities exchange or there are at least three independent market makers, to pay a holder exercising a Class B warrant cash equal to the difference between the market price of the common stock on the exercise date and the exercise price of the warrant in lieu of registering the underlying common stock. We are not required to honor the exercise of warrants if, in the opinion of our Board of Directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

Other Warrants

      We granted a warrant to purchase 1,472 shares in connection with the establishment of a credit facility in January 2001. The right to exercise the warrant expires in January 2008. The number of shares for which this warrant is exercisable and the exercise price per share is subject to adjustment if we issue, or are deemed to issue, shares of common stock for less than $27.18 per share (after giving effect to the 1-for-3 reverse stock split). Such an adjustment will occur if the Class B warrantholders participate in the warrant repricing program, but the exact amount of the adjustment will depend upon the exercise price of the Class B warrants and the level of participation.

      We also granted a warrant to purchase 11,039 shares of common stock to a supplier in March 2000 retroactively effective to July 1999. That warrant is fully vested and expires in March 2010.

Options

      As of October 14, 2003, there were options held by our employees, consultants and others to purchase an aggregate of 169,990 shares of common stock at a weighted average exercise price of $5.58 per share. Of the outstanding options, 67,952 options were exercisable as of October 14, 2003 at a weighted average exercise price of $7.59 per share, and the rest become exercisable at various times over the next 8.3 years.

Preferred Stock

      Our Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including voting rights, terms of redemption, redemption prices, liquidation preferences, dividend preferences, conversion rights, number of shares constituting any series, and the designation of such series. In our amended and restated articles, 2,000,000 shares of the preferred stock are designated as Series A preferred stock.

      Although it presently has no intention to do so, our Board of Directors, without shareholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of preferred stock in accordance with such provision may delay or prevent a change of control of the Company. The issuance of preferred stock will be approved by a majority of the Company’s independent directors who do not have an interest in the transaction and who have access, at our expense, to the Company’s legal counsel or independent legal counsel.

Certain Antitakeover Effects of Our Amended and Restated Articles of Incorporation, Bylaws and Provisions of Oregon Law

      Amended and Restated Articles of Incorporation and Bylaws. Our amended and restated articles and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control. These provisions include:

•	The ability of the Board of Directors, without further shareholder approval, to issue up to 5,000,000 shares of preferred stock; and

•	Permitting amendments to our bylaws by our Board of Directors, as well as by our shareholders.

      Oregon Control Share and Business Combination Statutes. Oregon law may restrict the ability of significant shareholders of the company to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in such person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by:

•	a majority of the outstanding voting shares, including the acquired shares, and

•	the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation’s officers and inside directors.

This law is construed broadly and may apply to persons acting as a group.

      The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting such voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in a transaction subject to this law.

      We are also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of such person, for a period of three years from the date such person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:

•	A merger or plan of share exchange;

•	Any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and

•	Transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.

However, the general prohibition does not apply if:

•	The 15% shareholder, as a result of the transaction in which such person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation;

•	The Board of Directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation’s outstanding voting stock; or

•	The Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction after the shareholder acquires 15% or more of the corporation’s voting stock.

Transfer agent

      The transfer agent and registrar for our common stock is UMB Bank, N.A., Kansas City, Missouri.

PLAN OF DISTRIBUTION

      We will issue shares of our common stock upon exercise of the Class B warrants. Under the terms of a warrant repricing program effective December 6, 2003, Class B warrants will be exercisable at $          per share at any time on or before February 4, 2004, and at $21.60 per share thereafter.

      During the term of the warrant repricing program, we may engage NASD members, on a non-exclusive basis, to solicit the exercise of our Class B warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we may pay such NASD members for bona fide services rendered a commission of up to $0.15 for each Class B warrant exercised if the exercise was solicited by such NASD member. In addition to soliciting, either orally or in writing, the exercise of the Class B warrants, such services may also include disseminating information, either orally or in writing, to Class B warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to NASD members in connection with the exercise of the Class B warrant if the Class B warrants are held in a discretionary account, the Class B warrants are exercised in an unsolicited transaction or if the Class B warrantholder has not confirmed in writing that such NASD member solicited such exercise. In addition, unless granted an exemption by the SEC from Regulation M under the Exchange Act, while it is soliciting exercise of the warrants, such NASD member will be prohibited from engaging in certain market activities or solicited brokerage activities with regard to our securities unless such NASD member has waived its right to receive a fee for the exercise of the warrants.

      For the holders of the Class B warrants to exercise the warrants, there must be a current registration statement covering the common stock underlying the Class B warrants on file with the Securities and Exchange Commission. The issuance of the common stock must also be registered with various state securities commissions or exempt from registration under the securities laws of the states where the public warrant holders reside. We intend to maintain a current registration through February 4, 2004. The Class B warrants expire on November 15, 2006.

COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon by Tonkon Torp LLP, Portland, Oregon.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our ability to continue as a going concern) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy that information at the public reference rooms of the SEC at its offices located at 450 Fifth Street, NW, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s Internet address is http://www.sec.gov.

      You may also find additional information about us at our website at http://www.microhelix.com. Information contained in our website, or any other website, does not constitute a part of this prospectus.

      We have filed a registration statement and related exhibits with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the SEC’s public reference rooms, and you may obtain copies from the SEC at prescribed rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:

SEC Filing Fee	$225
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	1,000
Miscellaneous	8,775

Total	$40,000

Item 15.     Indemnification of Directors and Officers

      The Oregon Business Corporation Act provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that the provision does not eliminate the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) for any unlawful distribution as defined under the Act or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated articles and bylaws provide that, to the fullest extent permissible by law, no director shall be personally liable to the Registrant or its shareholders for monetary damages.

      The Act further provides for the indemnification of directors, officers, employees and agents of the corporation under the circumstances as set forth in ORS 60.387-414. The Act permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons’ actions as agents of the corporation may be grounds for indemnification. Officers and directors that are wholly successful in the defense of a claim are entitled to reimbursement of reasonable expenses unless microHelix’s articles of incorporation provide otherwise. A corporation may not indemnify an officer or a director unless the conduct in questions was undertaken in good faith, in the reasonable belief that the conduct was in, or not opposed to, the best interest of the corporation and, in the case of criminal conduct, without reason to believe that the conduct was unlawful. A corporation may not indemnify an officer or director in connection with a proceeding by or in the right of the corporation or in connection with any proceeding claiming an improper personal benefit to the officer or director in each case in which the officer or director was held liable. Unless the articles of incorporation provide otherwise, a court may order indemnification upon the application of an officer or a director. In all other cases, indemnification is permissive.

      The Registrant’s amended and restated articles of incorporation and by-laws require the Registrant to indemnify its officers and directors to the full extent not prohibited by the Act.

      The Registrant’s amended and restated articles and bylaws also generally require that it pay for or reimburse the reasonable expenses incurred by any current or former director or officer in a proceeding of the type for which indemnification may be sought in advance of the final disposition of the proceeding if the person sets forth in writing (1) the person’s good faith belief that the person is entitled to indemnification and (2) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

Exhibit
Number		Description

4.2	*	Form of Warrant Agreement among microHelix, Inc. and UMB Bank, n.a., as Warrant Agent, including form of Class B Warrant
5.1	**	Opinion of Tonkon Torp LLP
23.1	**	Consent of Deloitte & Touche LLP
23.2	**	Consent of Tonkon Torp LLP (included in Exhibit 5.1 to this Registration Statement).
24	**	Power of Attorney (on signature page)

*	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-65872), declared effective on November 16, 2001.

**	Filed with this Registration Statement.

Item 17.	Undertakings

      The registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Securities Exchange Act of 1934.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on November 13, 2003.

MICROHELIX, INC.

By	/s/ TYRAM H. PETTIT

Tyram H. Pettit
President and Chief Executive Officer

      Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Tyram H. Pettit and Terrence A. Rixford, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TYRAM H. PETTIT Tyram H. Pettit	President, Chief Executive Officer (Principal Executive Officer) and Director	November 13, 2003

/s/ JAMES M. WILLIAMS James M. Williams	Director and Chairman of the Board	November 13, 2003

/s/ TERRENCE A. RIXFORD Terrence A. Rixford	Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Senior Vice President	November 13, 2003

/s/ RICHARD G. SASS Richard G. Sass	Director	November 13, 2003

/s/ JOHN L. CRARY John L. Crary	Director	November 13, 2003

Exhibits

Exhibit
Number	Description

4.2*	Form of Warrant Agreement among microHelix, Inc. and UMB Bank, n.a., as Warrant Agent, including form of Class B Warrant
5.1**	Opinion of Tonkon Torp LLP
23.1**	Consent of Deloitte & Touche LLP
23.2**	Consent of Tonkon Torp LLP (included in Exhibit 5.1 to this Registration Statement).
24**	Power of Attorney (on signature page)

*	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-65872), declared effective on November 16, 2001.

**	Filed with this Registration Statement.